CONFIDENTIAL
TERM SHEET

Borrower:	UBA Technology.

Lender:	Global Developments Inc.

Structure:	Loan (“Loan”)

Principal:	$100,000 USD.

Period:	1 year

Interest:	8%

Issue Date:	June 7, 2006

Terms:	At the end of the period from the date of issue, UBA Technology agrees to pay back the principle plus interest to the Lender.

Confidentiality:
The parties agree to keep this term sheet and its contents confidential and not to distribute it to, or discuss it with, any third party (other than the parties’ legal and financial advisors, who shall be informed of the confidential nature of this document) without the prior express written consent of the parties.

The undersigned parties hereby represent and warrant that this term sheet has been duly authorized, executed and delivered.

By UBA Technology:	By Global Development:

/s/	/s/
Authorized Signatory	Authorized Signatory